Exhibit 10.01

December 20, 2017

Jae Hyun Lee

Dear Jay,
Letter of Appointment
We, eBay Singapore Services Private Limited (the “Company”), are pleased to offer you employment as a Senior Vice President, eBay Marketplaces, EMEA with the Company upon the following terms and conditions. Your employment by the Company shall be governed by the terms and conditions herein, as well as by the prevailing or future policies as may be put into effect by the Company from time to time.

1.	Appointment
Your role as Senior Vice President, eBay Marketplaces, EMEA is effective August 21, 2017. You hereby warrant that you are permitted to work in Singapore by virtue of the fact that you are in possession of a valid employment pass, entry permit, and/or work permit which is valid throughout the period of your employment of the Company. In this role, your primary work location will be Bern, Switzerland and as such, you hereby agree that you will cooperate with the Company to obtain all valid employment passes, visas, and/or work permits that are required to work in Switzerland.

2.	Salary

2.1
Amount: Effective August 21, 2017, your annual salary was adjusted to S$900,000 (SGD), or S$75,000 (SGD) per month, payable monthly in arrears (or such other amounts as may from time to time be agreed in writing) over 12 months.

2.2	Deductions from Salary:

2.3
There shall be deducted from your remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Company is entitled and authorized under the laws of Singapore to deduct and/or withhold (including but not limited to any outstanding liabilities which you may have to pay to the Inland Revenue Authority of Singapore). Should you become eligible to participate in the Central Provident Fund, eBay will withhold your share of the contributions (if applicable), as well as such other sums as may be agreed from time to time, and the Company contributions will be made to the Employee’s Central Provident Fund at the statutory rate.

2.4
Taxes: Except as expressly provided for in this agreement and the Global Tax Equalization Policy, all income tax liabilities and other charges incurred by you in respect of your remuneration shall be borne solely by you.

3.	Hours of Work
Your working hours shall be such hours as the Company may from deem appropriate and as may be necessary to achieve the purposes of the Company. There shall be no entitlement to payment in respect of overtime.

4.	Annual Leave

4.1
Amount of Days: You shall be entitled to 25 days annual paid leave (in addition to the statutory holidays), to be taken at a time or times convenient to, and as may be approved by, the Company. Your annual leave shall be pro-rated in proportion to the number of completed months of service in each calendar year.

4.2
Company’s Discretion to Carry Forward: If such paid leave is not taken within the relevant year of service, the Company may, at its absolute discretion, allow the paid leave not taken to be accumulated and carried forward to the following year of service, or pay you additional salary for the number of days of paid leave not taken.

5.	Bonus Eligibility
You will be eligible to participate in the eBay Incentive Plan (eIP) with payouts based on individual achievement as well as eBay Inc.’s (“eBay”) performance. The annual bonus period is from January 1 through December 31. You are eligible for a target bonus of 75% of your base salary; prorated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. The payment of any bonus is at eBay’s sole and absolute discretion, subject to the terms and conditions of the eIP, which include, but are not limited to, you remaining an active employee of the Company through the date of payment of such bonus. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

6.	Staff Review
A review of your performance and salary shall be carried out annually at the sole discretion of the Company, in accordance its policies from time to time.

7.	Expenses
The Company shall reimburse you in respect of such expenses as may be incurred by you while engaged in the business of the Company in accordance with the Company’s expenses reimbursement policy.

8.	Medical Benefits
Subject to the rules and procedures established by the Company from time to time, all employees shall be entitled to medical benefits in accordance with the Company benefits policy currently in effect.

9.	Conduct and Discipline
You shall perform such duties as may from time to time be assigned to you and shall comply with all reasonable directions made by the Company. During your employment, you shall well and faithfully serve the Company and use your utmost endeavors to promote its interests, and devote the whole of your time, attention and abilities to its affairs during the hours in which you are required to perform your duties in accordance with Clause 3 above. You shall not, during the continuation of your employment, engage in any other employment or activity, in the absence of prior written approval from the Company (which may be withheld by the Company at its sole discretion).

10.	Termination

10.1
Notice: Upon signing this offer letter, subject to Clause 10.4 below, this Agreement may be terminated by you or by the Company upon giving three months’ written notice or by the Company paying three months’ salary in lieu of notice (or any combination thereof). The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company). However, the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company. Notwithstanding the forgoing, the Company shall be entitled to terminate your employment immediately and without three months’ written notice or by paying three months’ salary in lieu of notice in any of the following cases:

(a)
If you are dishonest or engaged in serious or persistent misconduct or, without reasonable cause, neglect or refuse to attend to your duties or fail to perform any of your obligations hereunder, or fail to observe the Company’s disciplinary rules or any other regulations of the Company from time to time in force;

(b)	If you are incapacitated by illness or otherwise unable to perform your duties hereunder for a period totaling in aggregate 6 months in any period of 12 consecutive calendar months; or

(c)	If you become bankrupt or have a receiving order made against you or make any general composition with your creditors.

10.2
Termination by You: In the event your employment is terminated by you, subject to you executing the Company’s standard form of release within 10 days after the date of your termination of employment, the Company shall provide you with a lump sum severance payment, payable not later than 30 days after the latter of (i) your termination date or (ii) the date you execute the release, equal to three (3) times your Average Monthly Salary times your Years of Service, less any employer contributions to a Company retirement and/or pension plan, including but not limited to the Central Provident Fund; provided, however, that in the event you violate Clause 11 of this Agreement or your Employee Proprietary Information and Inventions Agreement, the lump sum severance payment will be fully refundable to the Company, less any amounts owed under applicable law in connection with your termination of employment. For purposes of calculating your severance payment pursuant to this Clause 10.2, the Capitalized terms in the preceding paragraph shall be defined as follows:

(a)
“Average Monthly Salary” shall mean the sum of (a) monthly fixed salaries paid to you for the three (3) full months immediately prior to the month in which your employment terminates, divided by the total number of days for the 3-month period, multiplied by thirty (30) days, and (b) 1/12th of the eIP bonus payment, if any, that you received in the one (1) year period immediately prior to your termination of employment.

(b)
“Years of Service” shall mean the total number of full years of active employment with the Company beginning on January 1, 2013; provided, however, that you will receive prorated credit towards the total number of years of service based on the portion of the year worked from January 1st of the applicable year through your date of termination. For example, if your employment terminated on March 31, 2018, your Years of Service would be 5.25 (i.e., 5 years for the time period between 2013 and 2018 plus 25% of a Year of Service for January 1, 2018 through March 31, 2018). For the avoidance of doubt, you will receive no credit towards your Years of Service for time worked prior to January 1, 2013 because it is understood by you and the Company that your prior service with eBay Asia Pacific Regional Management Services Limited was compensated pursuant to the terms and conditions of the Korean retirement/severance plan known as the Rules of Retirement Pay for Imwon through December 31, 2012.

Payment of the severance benefit under this Clause 10.2 will be in addition to the payment you received from eBay Asia Pacific Regional Management Services Limited pursuant to the Rules of Retirement Pay for Imwon on or about April 2013. You hereby waive any entitlement to additional payments under the eBay Asia Pacific Regional Management Services limited Rules of Retirement Pay for Imwon. Together these payments shall constitute your full entitlement of separation and retirement pay. For the avoidance of doubt, the severance benefit under this Clause 10.2 will be considered your full entitlement to the severance benefits and shall be construed to be inclusive of any amounts owed under applicable law in connection with your termination of employment, including, but not limited to, the Company’s contributions to the Central Provident Fund (if applicable). If you are provided a severance benefit as described in this Clause 10.2, you are not entitled to the severance benefits described in Clause 10.3.

10.3
Termination by the Company: As an SVP under the eBay Inc. group of companies, you may be eligible for certain severance benefits under the eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description as amended and restated as of January 1, 2016 (the “Plan”) if your employment is terminated by the Company without “Cause” and outside of any “Change in Control Period” (as such terms are defined under the Plan). eBay reserves the right to amend the Plan from time to time and the terms of the Plan shall apply with respect to any severance benefits described in this Clause 10.3. In addition, if your employment is terminated by the Company for a reason other than for “Cause” (as defined in the Plan), the Company will assist with expenses incurred for your relocation from Switzerland to Singapore or Korea in accordance with the terms of eBay’s relocation assistance program for employees in positions comparable to yours. If you are provided severance benefits as described in this Clause 10.3 under the Plan, you will receive the higher of the payments between the Plan and any severance benefit described in Clause 10.2, except for the payment already received on or about April 2013 from eBay Asia Pacific Regional Management Services Limited pursuant to the Rules of Retirement Pay for Imwon.

10.4 Return of Company Property:
Upon ceasing to be employed by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, mobile phone, tablet, other electronic equipment, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

11.	Non-Competition

11.1
Period: You agree that during the period of your employment by the Company, and for a period of twelve (12) months after the termination of such employment, you shall not in the EMEA region (consisting of the countries in which eBay does business at the time of your separation) without the Company’s prior written consent:

(a)
Be directly or indirectly engaged, concerned or interested in any capacity, whether as director, principal, agent, partner, consultant, employee or otherwise in any other business which is wholly or partly in competition with the business carried on by the Company or eBay;

(b)	Accept employment in any capacity with any business concern which is wholly or partly in competition with the business carried out by the Company or eBay; or

(c)	Provide advice to any business concern which is wholly or partly in competition with the business carried on by the Company or eBay.

11.2
Competitors: Subject to the provisions of Clause 11.3 below, the Non-Competition clause set out in Clause 11.1 above is currently limited to the retail, ecommerce or payment divisions, as applicable, of the following companies, including their majority-owned subsidiaries:

Alibaba	Ticketmonster	Coupang	Wemakeprice
Amazon	SK Planet	Google	Facebook
Zalando	Asos	Etsy

11.3
Changes to Competitors: The companies governed by the Non-Competition clause in Clause 11.2 above may on the Company’s initiative (or the initiative of eBay Inc.’s Senior Vice President, Chief People Officer or any other delegate of the Company) be renegotiated annually and at the time of termination of employment. If the Company decides not to renegotiate the list one year, this will not imply that the right to renegotiation in subsequent years or at the time of termination of employment has been waived. By entering into this agreement, you agree to negotiate in good faith and agree that you will not unreasonably withhold your consent to add a company to the list set forth in Clause 11.2 if such company is reasonably determined to be involved in a competitive business with the Company. In addition, at your request, the Company will review the current list of companies subject to Clause 11.2 above to determine if it has reasonably determined that a company should be added to or removed from the list.

11.4
Reasonable and Necessary: While the restrictions set out in Clauses 11.1, 11.2, and 11.3 above are considered by the Parties to be reasonable in all the circumstances and no greater than is reasonable and necessary for the protection of the Company, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to be beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be. Your obligations contained in this Clause 11 shall continue even after the termination of this Agreement. Notwithstanding the above, you shall be entitled to enter into employment with any other related corporation of the Company.

12.	Employee Proprietary Information and Inventions Agreement
You hereby agree to execute a copy of the Employee Proprietary Information and Inventions Agreement and any other required onboarding documents requested by the Company. These agreements are explicitly incorporated into this Agreement.

13.	Confidentiality
You shall not during the continuance of your employment or any time after its termination disclose, divulge, impart or reveal to any person or company any of the trade secrets or confidential operations, processes, dealings or any information concerning the organization, business, finance, transactions or affairs of the Company or any of its related, associated or affiliated companies which may come to your knowledge during your employment, and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business.

14.	Company Policies
During your employment with the Company, you shall observe and comply with all of the rules, regulations and policies of the Company and eBay as may from time to time be made or given, including but not limited to the Code of Conduct, Insider Trading Policy, and the Employee Proprietary Information and Inventions Agreement attached hereto. The Company shall have the right to alter and amend the rules and policies of the Company as well as any of the terms of employment, and such alteration or amendment shall become fully effective and a binding term of your employment upon notification to you.

15.	Entire Agreement
This Agreement supersedes any prior agreements, representations and promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Except for those Company agreements and policies explicitly incorporated by reference, this Agreement constitutes the full, complete and exclusive agreement between you and the Company, its officers, employees and its affiliates with respect to the subject matters herein.

16.	No Breach
In signing below, you confirm that you are not bound by any prior contract, undertaking, commitment or other obligation which prevents you from being employed by the Company and being able to fully and completely perform the services contemplated by this Agreement, nor in fulfilling your duties hereunder will you be breaching any duty of confidentiality to any persons, including without limitations, your previous employers or principals.

17.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties shall submit to the non-exclusive jurisdiction of the Singapore courts.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this letter.

Yours faithfully
For and on behalf of
eBay Singapore Services Private Limited

_________________________________
-----------------------Klaus Duetoft
Sr. Director, Human Resources, APAC

Acceptance

I, ______________________, Passport/NRIC No. ______________ hereby confirm acceptance of all of the above terms and conditions.

_________________________________
Signature

Date: _______________________________